EXHIBIT 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782
Media Contact	Chip Minty	405 228 8647

Devon Energy Reports First-Quarter 2014 Results

•	Delivered U.S. oil production growth of more than 50 percent year over year

•	Increased operating cash flow by 41 percent year over year

•	Achieved excellent well results in Delaware Basin

•	Closed Eagle Ford acquisition and EnLink Midstream combination

•	Announced attractive monetization of Canadian conventional gas business

•	Increased dividend for the ninth time since 2004

OKLAHOMA CITY – May 7, 2014 – Devon Energy Corporation (NYSE:DVN) today reported net earnings of $324 million or $0.80 per common share ($0.79 per diluted share) for the quarter ended March 31, 2014. This compares with a first-quarter 2013 net loss of $1.3 billion or $3.34 per common share ($3.34 per diluted share).

Adjusting for items securities analysts typically exclude from their published estimates, the company earned $547 million or $1.34 per diluted share in the first quarter. This represents a 103 percent increase in adjusted earnings compared to the first quarter of 2013.

“Our disciplined focus on high-margin drilling opportunities led to outstanding growth in oil production and enhanced profitability in the first quarter,” said John Richels, president and chief executive officer. “Additionally, we made meaningful progress high-grading our go-forward asset portfolio by closing our Eagle Ford acquisition, completing the EnLink Midstream combination, and attractively monetizing our conventional gas business in Canada.”

Retained Assets Drive Strong Production Growth

Total production of oil, natural gas, and natural gas liquids averaged 691,000 oil-equivalent barrels (Boe) per day in the first quarter of 2014. Excluding production associated with divestiture properties, top-line production from Devon’s retained, go-forward asset base increased to 563,000 Boe per day in the first quarter. This represents a 7 percent increase compared to the first quarter of 2013. The company’s divestiture assets averaged 128,000 Boe per day in the first quarter, of which 76 percent was natural gas.

The increase in first-quarter production was driven almost entirely by growth in oil production from the company’s go-forward assets. Oil production from these assets averaged 176,000 barrels per day, a 21 percent increase compared to the first quarter of 2013. Led by the Permian Basin and Eagle Ford, the most significant growth came from the company’s retained U.S. operations, where oil production increased a substantial 56 percent year over year. Reconciliations of retained and non-core asset production are provided later in this release.

Key Operating Highlights

Permian Basin - Production averaged a record 91,000 Boe per day in the first quarter. Oil production increased 36 percent compared to the first quarter of 2013 and was 9 percent higher than the previous quarter. In the first quarter, light oil production accounted for 60 percent of Devon’s total Permian production.

The most significant contributor to the company’s Permian oil growth was once again the Bone Spring oil play in the Delaware Basin. Devon added 35 new Bone Spring wells to production in the first quarter, with initial 30-day rates averaging nearly 700 Boe per day, of which 80 percent was light oil.

Also in the Delaware Basin, Devon commenced production on two high-rate oil wells targeting the Delaware Sands in Lea County, New Mexico. Initial 30-day production from each of these two wells averaged in excess of 1,000 Boe per day, composed of nearly 90 percent light oil. The company has approximately 80,000 net acres prospective for the Delaware Sands within Southeast New Mexico.

In the Southern Midland Basin, Devon delivered another quarter of strong results from its oil development program in the Wolfcamp Shale. During the first quarter, the company brought 26 Wolfcamp Shale wells online, increasing average net production in this play to 10,000 Boe per day. Compared to the first quarter of 2013, this represents production growth of 8,000 Boe per day.

Eagle Ford – Devon completed its acquisition of 82,000 net acres in DeWitt and Lavaca counties on February 28, 2014. This acquisition secures Devon a premier position in this world-class oil play, which is delivering some of the highest rate-of-return drilling opportunities in North America. The company has at least 1,200 undrilled locations with risked recoverable resource estimated at 400 million oil-equivalent barrels. Based on well performance seen to date, Devon remains on track to average 70,000 to 80,000 Boe per day for its 10 months of ownership in 2014 and well in excess of 100,000 Boe per day in 2015.

For Devon’s first month of ownership in March, net production averaged 49,000 Boe per day. March production was temporarily constrained by gathering system downtime and the timing of well tie-ins. With the acceleration of well tie-ins at the end of March, the company’s Eagle Ford net daily production is currently 64,000 Boe per day and is expected to average between 65,000 and 70,000 Boe per day in the second quarter.

Canadian Thermal Oil – Gross production from Devon’s Jackfish 1 and Jackfish 2 thermal oil projects averaged 62,000 barrels of oil per day in the first quarter, a 9 percent increase compared to the year-ago period. After accounting for royalties, net production from the company’s Jackfish complex averaged 52,000 barrels per day in the quarter. First-quarter results were highlighted by the excellent performance at Jackfish 1, where gross production exceeded name-plate facility capacity averaging 37,000 barrels per day.

Construction of the company’s Jackfish 3 thermal oil project is nearly complete. Plant startup at Jackfish 3 is expected in the third quarter of this year. At peak production, Devon’s three 100 percent-owned Jackfish projects are expected to produce 105,000 barrels per day before royalties and generate up to $1 billion of free cash flow annually for the company.

Anadarko Basin – First-quarter Anadarko Basin production averaged a record 85,000 Boe per day. Growth from Devon’s Cana-Woodford and Granite Wash plays drove a 10 percent year-over-year increase in net production. With drilling focused in the most liquids-prone acreage, oil and natural gas liquids production increased to 45 percent of total production in the Anadarko Basin.

In early May, Devon further bolstered its Cana-Woodford Shale position by acquiring an additional 50,000 net acres. These assets directly overlap the company’s existing core Cana position and expand Devon’s exposure to other western Oklahoma oil and gas plays. In aggregate, the company’s total Cana-Woodford position is now approximately 300,000 net acres, with thousands of undrilled locations in this high-quality, liquids-rich play.

Barnett Shale – Net production averaged 1.3 billion cubic feet of natural gas equivalent per day in the first quarter of 2014. Barnett liquids production increased to an average of 57,000 barrels per day, a 5 percent increase compared to the first quarter of 2013.

Mississippian-Woodford Trend – In the first quarter, production from Devon’s Mississippian-Woodford Trend averaged 19,000 Boe per day, of which 50 percent was light oil. This represents a production growth rate of 35 percent compared to the previous quarter. The company commenced production on 63 operated wells within the Sinopec joint-venture area during the quarter, with overall well results supporting type-curve expectations.

Rockies – Net production from the company’s retained Rockies assets averaged 20,000 Boe per day in the first quarter. Liquids production in the Rockies increased 21 percent compared to the first quarter of last year and accounted for nearly half of Devon’s product mix in the region. Devon’s drilling activity for the quarter was highlighted by an Iberlin Ranch well targeting the Frontier formation with initial 30-day production averaging 2,000 Boe per day, including more than 1,700 barrels of oil per day. In addition, the company commenced production on a well targeting the Parkman formation with 30-day production rates averaging in excess of 1,100 Boe per day, of which 96 percent was light oil.

Devon has 150,000 net acres in the Powder River Basin, prospective for multiple formations including the Parkman, Turner, and Frontier. The company has identified approximately 1,000 risked locations across the Powder River Basin and expects its drilling inventory to increase as the company de-risks this oil opportunity.

Upstream Revenue Increases 42 Percent; Cash Flow Rises

Revenue from oil, natural gas, and natural gas liquids sales totaled $2.6 billion in the first quarter, a 42 percent increase compared to the first quarter of 2013. The significant growth in revenue was attributable to growth in high-margin oil production combined with improved price realizations for all products. First-quarter oil sales accounted for more than 50 percent of Devon’s total upstream revenues.

Devon’s marketing and midstream operating profit reached $183 million in the first quarter of 2014. This result represents a 47 percent increase year over year. The increase in operating profit was attributable to higher commodity prices and the consolidation of EnLink Midstream, which was effective March 7, 2014.

In the first quarter of 2014, the company maintained its low cost structure by limiting pre-tax expenses to $1.8 billion, in line with previous guidance. Excluding the costs associated with the consolidation of EnLink Midstream, pre-tax unit costs were 8 percent higher than the first quarter of 2013. The increase in unit costs was attributable to higher production taxes and higher operating costs associated with the company’s rapidly growing high-margin oil production. In addition, $22 million of non-recurring G&A expenses associated with the EnLink and GeoSouthern transactions and a change in the timing of the annual stock-based compensation grant resulted in an increase in first-quarter G&A. Stock-based compensation grants were previously made in the fourth quarter of each year. However, to better link stock-based compensation to the year’s performance, the 2013 grant was delayed to the first quarter of 2014, resulting in no grant during 2013.

Overall, the benefits of higher-margin oil production, improved price realizations, and a low cost structure resulted in improved cash flow for the company. In the first quarter of 2014, operating cash flow reached $1.4 billion, a 41 percent increase compared to the year-ago period.

Balance Sheet Remains Strong

At the end of the first quarter, Devon’s financial position remained exceptionally strong with investment-grade credit ratings and cash balances of $2.0 billion. At March 31, 2014, the company’s net debt totaled $13.5 billion, of which $1.5 billion was attributable to the consolidation of EnLink Midstream and is non-recourse to Devon.

In the first quarter, Devon drew $2.0 billion on its senior term loans. Proceeds from the term loans and a portion of the company’s cash on hand funded Devon’s Eagle Ford acquisition. Proceeds from the company’s ongoing asset divestiture program will be utilized to reduce debt in the second quarter.

Also in the first quarter, the company announced a 9 percent increase to its quarterly cash dividend from $0.22 per share to $0.24 per share. This was Devon’s ninth dividend increase since 2004, highlighting the company’s long-term commitment to returning cash to shareholders.

Divestiture Program Advances

Last November, Devon announced an initiative to monetize non-core assets in both the U.S. and Canada, sharpening its focus on retained, high-growth assets. The company took a significant step forward in the execution of this divestiture process in early April of this year by completing the sale of its Canadian conventional gas business for C$3.125 billion. After adjusting for currency exchange and taxes associated with the sale and repatriation of the funds to the U.S., the company’s net proceeds totaled US$2.7 billion.

The divestiture process for the company’s remaining non-core properties in the U.S. is ongoing. Devon expects to open data rooms for these U.S. assets in the second quarter and complete the divestiture program by year end.

EnLink Midstream Combination Complete

On March 7, 2014, EnLink Midstream was formed by combining substantially all of Devon’s U.S. midstream assets with the assets of Crosstex Energy. EnLink Midstream consists of two publicly traded entities: the master limited partnership, EnLink Midstream Partners, LP, and a publicly traded general partner entity, EnLink Midstream, LLC.

The common units of both EnLink Midstream Partners and EnLink Midstream trade on the New York Stock Exchange under the symbols “ENLK” and “ENLC”, respectively. Devon is the majority owner of EnLink Midstream with a 52 percent ownership interest in “ENLK” and a 70 percent ownership in “ENLC”.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Adjusted earnings and net debt are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call to be Webcast Today

Devon will conduct a conference call webcast (with associated slides) today, May 7, at 10:00 a.m. Central (11:00 a.m. Eastern). The webcast will feature discussion of the company’s first-quarter results. To listen to the webcast, including synchronized slides, visit www.devonenergy.com. Additionally, the slides will be available via the website for printing or download approximately 10 minutes prior to the webcast. A replay of the webcast will be available on our website.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended
	March 31,
	2014	2013
Average Daily Production:
Natural Gas (MMcf)
United States - Core	1,587.5	1,660.2
Canada - Core	19.4	20.6
Non-Core	585.2	743.2

Total Natural Gas	2,192.1	2,424.0

Oil / Bitumen (MBbls)
United States - Core	97.5	62.7
Canada - Core	78.0	82.8
Non-Core	14.6	16.8

Total Oil / Bitumen	190.1	162.3

Natural Gas Liquids (MBbls)
United States - Core	119.1	101.6
Non-Core	16.3	18.9

Total Natural Gas Liquids	135.4	120.5

Oil Equivalent (MBoe)
United States - Core	481.3	441.0
Canada - Core	81.2	86.2
Non-Core	128.4	159.7

Total Oil Equivalent	690.9	686.9

KEY OPERATING STATISTICS BY REGION

	Quarter Ended March 31, 2014
	Avg. Production		Gross Wells	Operated Rigs at
	(MBOED)		Drilled	March 31, 2014
Permian Basin	91.4		92	24
Eagle Ford	17.0	(1)	14	2
Canadian Heavy Oil	81.2		30	3
Barnett Shale	212.6		28	2
Anadarko Basin	85.3		37	2
Mississippian-Woodford Trend	18.9		73	8
Rockies	19.7		8	3
Other Assets	36.4		—	—

Core & Emerging Assets - Total	562.5		282	44
Canadian Conventional (Non-Core)	79.3		8	—
Rockies (Non-Core)	25.1		—	1
Gulf Coast (Non-Core)	17.0		—	—
Mid-Continent (Non-Core)	7.0		—	—

Devon - Total	690.9		290	45

(1)	First-quarter Eagle Ford production includes only the month of March. The March average was 49.4 MBOED.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter Ended March 31,
	2014	2013
Natural Gas ($/Mcf) – Henry Hub	$4.95	$3.34
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$98.66	$94.45

REALIZED PRICES

	Quarter Ended March 31, 2014
	Oil /Bitumen (Per Bbl)	Gas (Per Mcf)	NGLs (Per Bbl)	Total (Per Boe)
United States	$91.66	$4.33	$29.66	$39.44
Canada	$61.76	$4.14	$51.80	$46.71

Realized price without hedges	$77.75	$4.30	$31.15	$41.13
Cash settlements	$(2.10)	$(0.33)	$(0.02)	$(1.61)

Realized price, including cash settlements	$75.65	$3.97	$31.13	$39.52

	Quarter Ended March 31, 2013
	Oil /Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$87.45	$2.81	$26.28	$28.32
Canada	$40.68	$3.02	$47.33	$31.59

Realized price without hedges	$60.13	$2.85	$28.04	$29.18
Cash settlements	$2.19	$0.24	$0.13	$1.39

Realized price, including cash settlements	$62.32	$3.09	$28.17	$30.57

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2014	2013
Oil, gas and NGL sales	$2,557	$1,804
Oil, gas and NGL derivatives	(320)	(320)
Marketing and midstream revenues	1,488	487

Total operating revenues	3,725	1,971

Lease operating expenses	598	525
Marketing and midstream operating expenses	1,305	363
General and administrative expenses	211	150
Production and property taxes	137	113
Depreciation, depletion and amortization	739	704
Asset impairments	—	1,913
Restructuring costs	37	38
Other operating items	8	22

Total operating expenses	3,035	3,828

Operating income (loss)	690	(1,857)
Net financing costs	112	103
Other nonoperating items	18	2

Earnings (loss) before income taxes	560	(1,962)
Income tax expense (benefit)	231	(623)

Net earnings (loss)	329	(1,339)
Net earnings attributable to noncontrolling interests	5	—

Net earnings (loss) attributable to Devon	$324	$(1,339)

Net earnings (loss) per share attributable to Devon:
Basic	$0.80	$(3.34)
Diluted	$0.79	$(3.34)
Weighted average common shares outstanding:
Basic	407	406
Diluted	408	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENT OF OPERATIONS

(in millions)

	Quarter Ended March 31, 2014
	Devon U.S. & Canada	EnLink (1)	Eliminations (2)	Total
Oil, gas and NGL sales	$2,557	$—	$—	$2,557
Oil, gas and NGL derivatives	(320)	—	—	(320)
Marketing and midstream revenues	1,063	723	(298)	1,488

Total operating revenues	3,300	723	(298)	3,725

Lease operating expenses	598	—	—	598
Marketing and midstream expenses	1,023	580	(298)	1,305
General and administrative expenses	194	17	—	211
Production and property taxes	133	4	—	137
Depreciation, depletion and amortization	691	48	—	739
Restructuring costs	37	—	—	37
Other operating items	8	—	—	8

Total operating expenses	2,684	649	(298)	3,035

Operating income	616	74	—	690
Net financing costs	107	5	—	112
Other nonoperating items	21	(3)	—	18

Earnings before income taxes	488	72	—	560
Income tax expense	207	24	—	231

Net earnings	281	48	—	329
Net earnings attributable to noncontrolling interests	—	5	—	5

Net earnings attributable to Devon	$281	$43	$—	$324

(1)	In the formation of EnLink, Devon is considered the accounting acquirer. Therefore, the EnLink operating results include the operating results for the Devon midstream assets that were contributed to EnLink for the entire quarter. However, EnLink’s operating results only include the operating results for the Crosstex assets that were contributed to EnLink beginning March 7, 2014, the completion date of the transaction.
(2)	During the first quarter of 2014, Devon had $298 million of inter-segment revenues and expenses related to EnLink that require elimination. Prior to the formation of EnLink, Devon had $255 million of transactions that represented inter-segment product purchases and sales. Subsequent to the formation of EnLink, Devon had $43 million of transactions that represented inter-segment fee-based revenues and expenses with EnLink.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$329	$(1,339)
Adjustments to reconcile earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	739	704
Asset impairments	—	1,913
Deferred income tax expense (benefit)	208	(623)
Derivatives and other financial instruments	307	305
Cash settlements on derivatives and financial instruments	(54)	114
Other noncash charges	108	83

Net cash from operating activities before balance sheet changes	1,637	1,157
Net change in working capital	(152)	(158)
Change in long-term other assets	(88)	(6)
Change in long-term other liabilities	13	9

Net cash from operating activities	1,410	1,002

Cash flows from investing activities:
Acquisition of property and equipment	(5,935)	—
Capital expenditures	(1,583)	(1,926)
Proceeds from property and equipment divestitures	142	29
Purchases of short-term investments	—	(871)
Redemptions of short-term investments	—	1,988
Redemptions of long-term investments	57	1
Other	37	(3)

Net cash from investing activities	(7,282)	(782)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	3,346	—
Net short-term debt borrowings	257	508
Long-term debt repayments	(1,577)	—
Proceeds from stock option exercises	11	—
Dividends paid on common stock	(90)	(81)
Excess tax benefits related to share-based compensation	1	3
Distributions to noncontrolling interests	(100)	—
Other	(4)	—

Net cash from financing activities	1,844	430

Effect of exchange rate changes on cash	(11)	(12)

Net change in cash and cash equivalents	(4,039)	638
Cash and cash equivalents at beginning of period	6,066	4,637

Cash and cash equivalents at end of period	$2,027	$5,275

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31,	December 31,
	2014	2013
Current assets:
Cash and cash equivalents	$2,027	$6,066
Accounts receivable	2,580	1,520
Other current assets	413	419

Total current assets	5,020	8,005

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	79,399	73,995
Not subject to amortization	3,821	2,791

Total oil and gas	83,220	76,786
Other	8,801	6,195

Total property and equipment, at cost	92,021	82,981
Less accumulated depreciation, depletion and amortization	(54,592)	(54,534)

Property and equipment, net	37,429	28,447

Goodwill	9,155	5,858
Other long-term assets	1,161	567

Total assets	$52,765	$42,877

Current liabilities:
Accounts payable	$1,581	$1,229
Revenues and royalties payable	1,529	786
Short-term debt	3,773	4,066
Other current liabilities	697	574

Total current liabilities	7,580	6,655

Long-term debt	11,739	7,956
Asset retirement obligations	2,218	2,140
Other long-term liabilities	933	834
Deferred income taxes	5,249	4,793
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	3,836	3,780
Retained earnings	15,644	15,410
Accumulated other comprehensive earnings	973	1,268

Total stockholders’ equity attributable to Devon	20,494	20,499
Noncontrolling interests	4,552	—

Total stockholders’ equity	25,046	20,499

Total liabilities and stockholders’ equity	$52,765	$42,877

Common shares outstanding	408	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended March 31, 2014
	U.S.	Canada	Total
Exploration	$73	$32	$105
Development	833	278	1,111

Exploration and development capital (1)	$906	$310	$1,216
Capitalized G&A			83
Capitalized interest			10
Eagle Ford acquisition			6,134
Midstream capital (2)			160
Other capital			10

Total Continuing Operations			$7,613

(1)	Includes $112 million attributable to assets identified for divestiture.
(2)	Includes $82 million attributable to EnLink.

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. The following tables summarize the effects of these items on first-quarter 2014 earnings.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	Quarter Ended March 31, 2014
	Before-Tax	After-Tax
Net earnings attributable to Devon (GAAP)		$324
Fair value changes in financial instruments	242	157
Gain on Canadian sale	(13)	(10)
Restructuring costs	37	28
Deferred income taxes on the formation of EnLink	—	48

Adjusted earnings attributable to Devon (Non-GAAP)		$547

Diluted share count		408
Adjusted diluted earnings per share attributable to Devon (Non-GAAP)		$1.34

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	March 31,
	2014	2013
Total debt (GAAP)	$15,512	$12,152
Adjustments:
Cash and short-term investments	2,027	6,501

Net debt (Non-GAAP)	$13,485	$5,651